FOR IMMEDIATE RELEASE

Ciena Appoints Joanne Olsen to Board of Directors

HANOVER, Md. - October 18, 2018 - Ciena® Corporation (NYSE: CIEN), a networking systems, services, and software company, today announced that Joanne B. Olsen has been appointed to Ciena’s Board of Directors. Ms. Olsen also serves on the board of directors of Teradata Corporation.

Ms. Olsen, 60, most recently served as Executive Vice President of Oracle Global Cloud Services and Support until her retirement in 2017. In that role, she drove Oracle’s cloud transformation services and support strategy, partnering with leaders across all business units. Ms. Olsen led a team of cloud customer experience experts, covering consulting, support, implementation, education and managed cloud services. She previously served as Senior Vice President and leader of Oracle's applications sales, alliances and consulting organizations in North America. Ms. Olsen began her career with IBM, where, over the course of more than three decades, she held a variety of executive management positions across sales, global financing and hardware.

“We are very excited to welcome Joanne to Ciena’s board. She brings a strong combination of sales, support and product experience in global cloud services as well as a shared philosophy about how to guide customers through strategic transformations and seize new opportunities,” said Gary B. Smith, president and CEO of Ciena. “We look forward to her perspectives on building intelligent and adaptive networks and her contributions to the continued execution of our strategic plan.”

Ms. Olsen received a B.A. in Mathematics, Economics and Accounting from East Stroudsburg University.
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About Ciena
Ciena (NYSE: CIEN) is a networking systems, services, and software company. We provide solutions that help our clients create more adaptive networks in response to the constantly changing demands of their users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most sophisticated networks with automation and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

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